Exhibit 99.1

SOHU.COM REPORTS SECOND QUARTER 2017 UNAUDITED FINANCIAL RESULTS

BEIJING, July 31, 2017 –Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, video, search and gaming business group, today reported unaudited financial results for the second quarter ended June 30, 2017.

Second Quarter Highlights

•	Total revenues were US$461 million[1], up 10% year-over-year and 23% quarter-over-quarter.

•	Brand advertising revenues were US$86 million, down 24% year-over-year and up 6% quarter-over-quarter.

•	Sogou[2] revenues were US$211 million, up 20% year-over-year and 30% quarter-over-quarter.

•	Online game revenues were US$122 million, up 23% year-over-year and 43% quarter-over-quarter.

•	GAAP net loss attributable to Sohu.com Inc. was US$89 million, or US$2.28 loss per fully-diluted share.

Non-GAAP3 net loss attributable to Sohu.com Inc. was US$72 million, or US$1.85 loss per fully-diluted share.

Dr. Charles Zhang, Chairman and CEO of Sohu.com Inc., commented, “I am pleased that Sohu delivered better-than-expected revenue growth in the second quarter, driven by solid performance from Changyou and Sogou. Group revenues totaled US$461 million, up 10% year-over-year and 23% quarter-over-quarter. The highlight of the quarter was Legacy TLBB, our new mobile game that is a big hit and ranked as one of the top grossing games in China between its launch in mid-May and the end of the quarter. Sogou’s financial results exceeded our prior guidance as its mobile search growth maintained strong momentum. Our brand advertising business performance was relatively soft, largely due to lackluster video ad sales. Nonetheless, for Sohu Video, we have been shifting our content focus to self-developed dramas. We expect the move to generate substantial cost savings and improve our bottom-line results in 2018.”

Mr. Xiaochuan Wang, CEO of Sogou, commented, “In the second quarter, Sogou Search continued to gain market share as aggregate search traffic grew 24% from a year ago, driven by over 50% growth in mobile traffic. Benefiting from strong traffic growth, quarterly revenues reached US$211 million, up 20% year-over-year, continuously outpacing the industry. We also solidified the No. 1 position for our Chinese input application Sogou Mobile Keyboard as its user base expanded 70% in a year. In the meantime, we continued to promote AI-empowered technology and product innovations by integrating our proprietary technologies, like question & answer and voice and machine translation, into our core products, including Sogou Search and Sogou Mobile Keyboard. These new capabilities also lay a solid foundation for our new products in the future.”

Second Quarter Financial Results

Revenues

Total revenues for the second quarter of 2017 were US$461 million, up 10% year-over-year and 23% quarter-over-quarter.

Total online advertising revenues, which include revenues from the brand advertising and search and search-related advertising businesses, for the second quarter of 2017 were US$273 million, flat year-over-year and up 22% quarter-over-quarter.

[1]	On a constant currency (non-GAAP) basis, if the exchange rate in the second quarter of 2017 had been the same as it was in the second quarter of 2016, or RMB6.53=US$1.00, US$ total revenues in the second quarter of 2017 would have been US$484 million, or US$23 million higher than GAAP total revenues, and up 15% year-over-year.
[2]	Sogou operates the search and search-related business and also offers Web and mobile games developed by third-party developers and other products and services to users. In the statements of operations, revenues from Sogou’s search and search-related services are recorded as “Search and search-related advertising” revenue, and Sogou’s revenues from such third-party games and other products and services offered to users are recorded as “Others” revenue.
[3]	Non-GAAP results exclude share-based compensation expense. Explanation of the Company’s non-GAAP financial measures and related reconciliations to GAAP financial measures are included in the accompanying “Non-GAAP Disclosure” and “Reconciliations of Non-GAAP Results of Operation Measures to the Nearest Comparable GAAP Measures.”

Brand advertising revenues for the second quarter of 2017 totaled US$86 million, down 24% year-over-year and up 6% quarter-over-quarter. The year-over-year decrease was mainly attributable to decreases in revenues from the video and real estate advertising businesses. The quarter-over-quarter increase was mainly attributable to the seasonality increase in revenues from the media portal.

Search and search-related advertising revenues for the second quarter of 2017 were US$187 million, up 17% year-over-year and 31% quarter-over-quarter. The increases were mainly driven by healthy growth in mobile traffic and monetization.

Online game revenues for the second quarter of 2017 were US$122 million, up 23% year-over-year and 43% quarter-over-quarter. The year-over-year and quarter-over-quarter increases were mainly due to the successful launch of a new mobile game, Legacy TLBB, in the second quarter.

Gross Margin

GAAP gross margin for the second quarter of 2017 was 40%, compared with 49% in the second quarter of 2016 and 41% in the first quarter of 2017. Non-GAAP gross margin for the second quarter of 2017 was 40%, compared with 49% in the second quarter of 2016 and 42% in the first quarter of 2017.

Both GAAP and non-GAAP gross margin for the online advertising business for the second quarter of 2017 was 19%, compared with 39% in the second quarter of 2016 and 27% in the first quarter of 2017.

GAAP gross margin for the brand advertising business in the second quarter of 2017 was -45%, compared with 17% in the second quarter of 2016 and 1% in the first quarter of 2017. Non-GAAP gross margin for the brand advertising business was -45%, compared with 17% in the second quarter of 2016 and 2% in the first quarter of 2017. In the second quarter of 2017, the Company recognized impairment charges of approximately US$45 million in video content cost as the result of softer-than-expected video advertising sales.

Both GAAP and non-GAAP gross margin for the search and search-related advertising business in the second quarter of 2017 was 48%, compared with 55% in the second quarter of 2016 and 42% in the first quarter of 2017. The year-over-year decrease was mainly due to higher traffic acquisition cost as a percentage of search and search-related advertising revenues. The quarter-over-quarter increase was due to normal seasonal fluctuation.

Both GAAP and non-GAAP gross margin for online games in the second quarter of 2017 was 91%, compared with 74% in the second quarter of 2016 and 81% in the first quarter of 2017. The year-over-year and quarter-over-quarter increases in gross margin were due to the successful second quarter launch of Legacy TLBB, which has a relatively high gross margin as its revenue is recognized on a net basis after revenue-sharing payments to the third party licensee operator.

Operating Expenses

For the second quarter of 2017, GAAP operating expenses totaled US$223 million, down 6% year-over-year and up 10% quarter-over-quarter. Non-GAAP operating expenses were US$210 million, down 10% year-over-year and up 8% quarter-over-quarter. The year-over-year decrease was mainly due to decreased expenses for marketing and promotion activities. The quarter-over-quarter increase was mainly due to increased product development costs associated with new games of Changyou.

Operating Loss

GAAP operating loss for the second quarter of 2017 was US$40 million, compared with an operating loss of US$29 million in the second quarter of 2016 and an operating loss of US$47 million in the first quarter of 2017.

Non-GAAP operating loss for the second quarter of 2017 was US$27 million, compared with an operating loss of US$26 million in the second quarter of 2016 and an operating loss of US$40 million in the first quarter of 2017.

Income Tax Expense

Both GAAP and non-GAAP income tax expense was US$13 million for the second quarter of 2017, compared with income tax expense of US$2 million in the second quarter of 2016 and income tax expense of US$11 million in the first quarter of 2017.

Net Loss

Before deducting the share of net income pertaining to non-controlling interest, GAAP net loss for the second quarter of 2017 was US$48 million, compared with a net loss of US$47 million in the second quarter of 2016 and net loss of US$50 million in the first quarter of 2017. Before deducting the share of net income pertaining to non-controlling interest, non-GAAP net loss for the second quarter of 2017 was US$35 million, compared with a net loss of US$44 million in the second quarter of 2016 and net loss of US$43 million in the first quarter of 2017.

GAAP net loss attributable to Sohu.com Inc. for the second quarter of 2017 was US$89 million, or US$2.28 loss per fully-diluted share, compared with a net loss of US$63 million in the second quarter of 2016 and a net loss of US$69 million in the first quarter of 2017. Non-GAAP net loss attributable to Sohu.com Inc. for the second quarter of 2017 was US$72 million, or US$1.85 loss per fully-diluted share, compared with a net loss of US$63 million in the second quarter of 2016 and a net loss of US$68 million in the first quarter of 2017.

Liquidity

As of June 30, 2017, the Sohu Group had cash and cash equivalents and short-term investments of US$1.24 billion compared with US$1.30 billion as of December 31, 2016.

Recent development

On July 31, 2017, Changyou announced that Jasmine Zhou has submitted to the Changyou Board of Directors her resignation as its Chief Financial Officer for personal reasons. Ms. Zhou has agreed that she will remain in her current position for a suitable period, in order to allow Changyou’s management and Board to identify a suitable replacement.

Business Outlook

For the third quarter of 2017, Sohu estimates:

•	Total revenues to be between US$480 million and US$510 million.

•	Brand advertising revenues to be between US$70 million and US$80 million; this implies an annual decrease of 28% to 37% and a sequential decrease of 7% to 19%.

•	Sogou revenues to be between US$230 million and US$240 million; this implies an annual increase of 39% to 45% and a sequential increase of 9% to 14%.

•	Online game revenues to be between US$120 million and US$130 million; this implies an annual increase of 22% to 32% and a sequential decrease of 2% to a sequential increase of 6%.

•	Before deducting the share of non-GAAP net income pertaining to non-controlling interest, non-GAAP net income/loss to be between a net loss of US$5 million and net income of US$5 million. Assuming no new grants of share-based awards and that the market price of our shares is unchanged, we estimate that compensation expense relating to share-based awards will be around US$4 million. Including the impact of these share-based awards, GAAP net income/loss before non-controlling interest to be between a net loss of US$9 million and net income of US$1 million.

•	Non-GAAP net loss attributable to Sohu.com Inc. to be between US$39 million and US$49 million, and non-GAAP loss per fully-diluted share to be between US$1.00 and US$1.25. Including the impact of the aforementioned share-based awards, and netting off approximately US$1 million of Sohu’s economic interests in Changyou and Sogou, GAAP net loss attributable to Sohu.com Inc. to be between US$42 million and US$52 million, and GAAP loss per fully-diluted share to be between US$1.08 and US$1.34.

For the third quarter 2017 guidance, the Company has adopted a presumed exchange rate of RMB7.00=US$1.00, as compared with the actual exchange rate of approximately RMB6.66=US$1.00 for the third quarter of 2016, and RMB6.86=US$1.00 for the second quarter of 2017.

Non-GAAP Disclosure

To supplement the unaudited consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), Sohu’s management uses non-GAAP measures of gross profit, operating profit, net income, net income attributable to Sohu.com Inc. and diluted net income attributable to Sohu.com Inc. per share, which are adjusted from results based on GAAP to exclude the impact of the share-based awards, which consist mainly of share-based compensation expenses and non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Sohu’s management believes excluding the share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions and dividend and deemed dividend to non-controlling preferred shareholders from its non-GAAP financial measure is useful for itself and investors. Further, the impact of share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders cannot be anticipated by management and business line leaders and these expenses were not built into the annual budgets and quarterly forecasts, which have been the basis for information Sohu provides to analysts and investors as guidance for future operating performance. As the impact of share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders does not involve subsequent cash outflow or is reflected in the cash flows at the equity transaction level, Sohu does not factor this impact in when evaluating and approving expenditures or when determining the allocation of its resources to its business segments. As a result, in general, the monthly financial results for internal reporting and any performance measures for commissions and bonuses are based on non-GAAP financial measures that exclude the share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders.

The non-GAAP financial measures are provided to enhance investors’ overall understanding of Sohu’s current financial performance and prospects for the future. A limitation of using non-GAAP gross profit, operating profit, net income, net income attributable to Sohu.com Inc. and diluted net income attributable to Sohu.com Inc. per share, excluding share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders is that the impact of share-based awards and non-cash tax benefits from excess tax deductions related to share-based awards has been and will continue to be a significant recurring expense in Sohu’s business for the foreseeable future, income/expense from the adjustment of contingent consideration previously recorded for acquisitions may recur in the future, and dividend and deemed dividend to non-controlling preferred shareholders may recur when Sohu and its affiliates enter into equity transactions. In order to mitigate these limitations Sohu has provided specific information regarding the GAAP amounts excluded from each non-GAAP measure. The accompanying tables include details on the reconciliation between the GAAP financial measures that are most directly comparable to the non-GAAP financial measures that have been presented.

Notes to Financial Information

Financial information in this press release other than the information indicated as being non-GAAP is derived from Sohu’s unaudited interim financial statements prepared in accordance with GAAP.

Safe Harbor Statement

This announcement contains forward-looking statements. It is currently expected that the Business Outlook will not be updated until release of Sohu’s next quarterly earnings announcement; however, Sohu reserves right to update its Business Outlook at any time for any reason. Statements that are not historical facts, including statements about Sohu’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, instability in global financial and credit markets and its potential impact on the Chinese economy; exchange rate fluctuations, including their potential impact on the Chinese economy and on Sohu’s reported US dollar results; recent slow-downs in the growth of the Chinese economy; the uncertain regulatory landscape in the People’s Republic of China; fluctuations in Sohu’s quarterly operating results; Sohu’s current and projected future losses due to increased spending by Sohu for video content; the possibilities that Sohu will be unable to recoup its investment in video content and that Changyou will be unable to develop a series of successful games for mobile platforms or successfully monetize mobile games it develops or acquires; and Sohu’s reliance on online advertising sales, online games and mobile services for its revenues. Further information regarding these and other risks is included in Sohu’s annual report on Form 10-K for the year ended December 31, 2016, and other filings with the Securities and Exchange Commission.

Conference Call and Webcast

Sohu’s management team will host a conference call at 8:30 a.m. U.S. Eastern Time, July 31, 2017 (8:30 p.m. Beijing/Hong Kong time, July 31, 2017) following the quarterly results announcement.

The dial-in details for the live conference call are:

US Toll-Free:	+1-866-519-4004
International:	+65-6713-5090
Hong Kong:	+852-3018-6771
China Mainland	+86-800-819-0121 / +86-400-620-8038
Passcode:	SOHU

Please dial in 10 minutes before the call is scheduled to begin and provide the passcode to join the call.

A telephone replay of the call will be available after the conclusion of the conference call at 11:30 a.m. Eastern Time on July 31 through August 7, 2017. The dial-in details for the telephone replay are:

International:	+1-646-254-3697
Passcode:	55799675

The live Webcast and archive of the conference call will be available on the Investor Relations section of Sohu’s Website at http://investors.sohu.com/.

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of Web properties and community based/Web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; the interactive search engine www.sogou.com; the developer and operator of online games www.changyou.com/en/ and the leading online video Website tv.sohu.com .

Sohu corporate services consist of online brand advertising on its matrix of websites as well as bid listing and home page on its in-house developed search directory and engine. Sohu also provides multiple news and information service on mobile platforms, including Sohu News App and mobile news portal m.sohu.com. Sohu’s online game subsidiary, Changyou.com (NASDAQ: CYOU) develops and operates a diverse portfolio of PC and mobile games, such as Tian Long Ba Bu (“TLBB”), one of the most popular PC games in China. Changyou also owns and operates the 17173.com Website, a leading game information portal in China. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its twenty-first year of operation.

For investor and media inquiries, please contact:

In China:

Mr. Eric Yuan
Sohu.com Inc.
Tel:	+86 (10) 6272-6593
E-mail:	ir@contact.sohu.com

In the United States:

Ms. Linda Bergkamp
Christensen
Tel:	+1 (480) 614-3004
E-mail:	lbergkamp@christensenir.com

SOHU.COM INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended
	Jun. 30, 2017	Mar. 31, 2017	Jun. 30, 2016
Revenues:
Online advertising
Brand advertising	$86,071	$81,412	$112,887
Search and search-related advertising	186,747	142,035	160,152

Subtotal	272,818	223,447	273,039

Online games	122,398	85,325	99,227
Others	65,952	65,331	47,872

Total revenues	461,168	374,103	420,138

Cost of revenues:
Online advertising
Brand advertising (includes stock-based compensation expense of $182, $159, $-73, respectively)	124,730	80,197	93,654
Search and search-related advertising (includes stock-based compensation expense of $2, $3, $0, respectively)	96,692	82,107	71,998

Subtotal	221,422	162,304	165,652

Online games (includes stock-based compensation expense of $44, $24, $17, respectively)	11,613	16,505	25,380
Others	45,159	40,070	21,226

Total cost of revenues	278,194	218,879	212,258

Gross profit	182,974	155,224	207,880
Operating expenses:
Product development (includes stock-based compensation expense of $4,925, $2,327, $1,699, respectively)	100,146	84,098	88,959
Sales and marketing (includes stock-based compensation expense of $930, $665, $161, respectively)	94,845	90,086	117,966
General and administrative (includes stock-based compensation expense of $6,597, $4,051, $740, respectively)	27,657	28,350	29,650

Total operating expenses	222,648	202,534	236,575

Operating loss	(39,674)	(47,310)	(28,695)
Other income/(loss)	3,306	4,099	(24,573)
Interest income	5,813	4,471	5,284
Interest expense	(205)	(175)	(244)
Exchange difference	(4,528)	(766)	3,866

Loss before income tax expense	(35,288)	(39,681)	(44,362)
Income tax expense	12,764	10,672	2,430

Net loss	(48,052)	(50,353)	(46,792)

Less: Net income attributable to the noncontrolling interest shareholders	40,131	17,895	16,232

Net loss attributable to Sohu.com Inc.	(88,183)	(68,248)	(63,024)

Basic net loss per share attributable to Sohu.com Inc.	$(2.27)	$(1.76)	$(1.63)

Shares used in computing basic net loss per share attributable to Sohu.com Inc.	38,855	38,811	38,691

Diluted net loss per share attributable to Sohu.com Inc.	$(2.28)	$(1.77)	$(1.64)

Shares used in computing diluted net loss per share attributable to Sohu.com Inc.	38,855	38,811	38,691

SOHU.COM INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED, IN THOUSANDS)

	As of Jun. 30, 2017	As of Dec. 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$933,711	$1,050,957
Short-term investments	308,928	247,926
Accounts receivable, net	252,551	189,167
Prepaid and other current assets	239,854	260,133
Assets held for sale (a)	—	103,079

Total current assets	1,735,044	1,851,262

Long-term investments	74,724	74,273
Fixed assets, net	517,565	503,631
Goodwill (a)	153,643	68,290
Intangible assets, net	32,956	32,131
Restricted time deposits	269	269
Prepaid non-current assets	4,362	4,734
Other assets	25,707	29,100

Total assets	$2,544,270	$2,563,690

LIABILITIES
Current liabilities:
Accounts payable	$246,680	$193,209
Accrued liabilities	321,441	324,876
Receipts in advance and deferred revenue	118,016	118,951
Accrued salary and benefits	75,552	92,475
Taxes payable	57,216	40,014
Short-term bank loan	7,516	—
Other short-term liabilities	150,547	159,315
Liabilities held for sale (a)	—	3,902

Total current liabilities	$976,968	$932,742

Long-term accounts payable	1,060	744
Long-term tax payable	30,601	32,625
Deferred tax liabilities	42,054	39,784

Total long-term liabilities	$73,715	$73,153

Total liabilities	$1,050,683	$1,005,895

SHAREHOLDERS’ EQUITY:
Sohu.com Inc. shareholders’ equity	857,772	993,580
Noncontrolling Interest	635,815	564,215

Total shareholders’ equity	$1,493,587	$1,557,795

Total liabilities and shareholders’ equity	$2,544,270	$2,563,690

Note:

(a)	In the third quarter of 2016, the Company’s management had an intention to divest the Company’s interest in MoboTap. Therefore, the assets and liabilities of MoboTap were recognized as assets-held-for-sale and liabilities-held-for-sale, respectively, in the Company’s financial statements for the third and fourth quarters of 2016. In the first quarter of 2017, the Company’s management determined that the disposal was unlikely to be completed within one year. As a result, the assets-held-for-sale and liabilities-held-for-sale related to MoboTap have been reclassified as assets and liabilities in the Company’s balance sheet as of June 30, 2017.

SOHU.COM INC.

RECONCILIATIONS OF NON-GAAP RESULTS OF OPERATION MEASURES TO THE NEAREST COMPARABLE GAAP MEASURES

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended Jun. 30, 2017				Three Months Ended Mar. 31, 2017				Three Months Ended Jun. 30, 2016
	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP
		182	(a)			159	(a)			(73	)(a)

Brand advertising gross profit	$(38,659)	$182		$(38,477)	$1,215	$159		$1,374	$19,233	$(73)		$19,160

Brand advertising gross margin	-45%			-45%	1%			2%	17%			17%

		2	(a)			3	(a)			—	(a)

Search and search-related advertising gross profit	$90,055	$2		$90,057	$59,928	$3		$59,931	$88,154	$—		$88,154

Search and search-related advertising gross margin	48%			48%	42%			42%	55%			55%

		184	(a)			162	(a)			(73	)(a)

Online advertising gross profit	$51,396	$184		$51,580	$61,143	$162		$61,305	$107,387	$(73)		$107,314

Online advertising gross margin	19%			19%	27%			27%	39%			39%

		44	(a)			24	(a)			17	(a)

Online games gross profit	$110,785	$44		$110,829	$68,820	$24		$68,844	$73,847	$17		$73,864

Online games gross margin	91%			91%	81%			81%	74%			74%

Others gross profit	$20,793	$—	(a)	$20,793	$25,261	$—	(a)	$25,261	$26,646	$—	(a)	$26,646

Others gross margin	32%			32%	39%			39%	56%			56%

		228	(a)			186	(a)			(56	)(a)

Gross profit	$182,974	$228		$183,202	$155,224	$186		$155,410	$207,880	$(56)		$207,824

Gross margin	40%			40%	41%			42%	49%			49%

Operating expenses	$222,648	$(12,452	)(a)	$210,196	$202,534	$(7,043	)(a)	$195,491	$236,575	$(2,600	)(a)	$233,975

		12,680	(a)			7,229	(a)			2,544	(a)

Operating loss	$(39,674)	$12,680		$(26,994)	$(47,310)	$7,229		$(40,081)	$(28,695)	$2,544		$(26,151)

Operating margin	-9%			-6%	-13%			-11%	-7%			-6%

Income tax expense	$12,764	$—	(a)	$12,764	$10,672	$—	(a)	$10,672	$2,430	$—	(a)	$2,430

		12,680	(a)			7,229	(a)			2,550	(a)

Net (loss) /income before non-controlling interest	$(48,052)	$12,680		$(35,372)	$(50,353)	$7,229		$(43,124)	$(46,792)	$2,550		$(44,242)

		12,680	(a)			7,229	(a)			2,550	(a)
		4,254	(b)			(6,302	)(b)			(2,001	)(b)

Net loss attributable to Sohu.com Inc. for diluted net loss per share	$(88,698)	$16,934		$(71,764)	$(68,664)	$927		$(67,737)	$(63,386)	$549		$(62,837)

Diluted net loss per share attributable to Sohu.com Inc.	$(2.28)			$(1.85)	$(1.77)			$(1.75)	$(1.64)			$(1.62)

Shares used in computing diluted net loss per share attributable to Sohu.com Inc.	38,855			38,855	38,811			38,811	38,691			38,691

Note:

(a)	To eliminate the impact of share-based awards as measured using the fair value method.
(b)	To adjust Sohu’s economic interests in Changyou and Sogou.